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                                                                    EXHIBIT 99.1


For Immediate Release               Contact     Donald L. Drakeman
---------------------
                                                President and CEO
                                                Medarex, Inc.
                                                908-713-6001

                                                Kimberly Hofman
                                                Middleberg + Associates
                                                212-888-6610 ext.544
                                                KIM@MIDDLEBERG.COM
                                                ------------------

                                                Sandy Zweifach
                                                Chief Financial Officer
                                                Bay City Capital LLC
                                                415-835-9345

MEDAREX AND BCC ACQUISITION I LLC ANNOUNCE PRELIMINARY RESULTS OF OFFER TO PURCHASE RIGHTS TO RECEIVE MEDAREX STOCK.

ANNANDALE, NJ; JULY 27, 1998 - Medarex, Inc. (NASDAQ: MEDX), a biopharmaceutical company specializing in antibody-based therapeutics, and BCC Acquisition I LLC ("BCC"), a limited liability company formed between The Bay City Capital Fund I, L.P., an affiliate of Bay City Capital LLC, and various affiliates of BCC, announced today that rights of former GenPharm International, Inc., shareholders to receive approximately $25.1 million of shares of Medarex common stock (the "Rights") have been tendered to BCC for purchase.

Assuming all $25.1 million of Rights were validly tendered and are accepted for payment, in exchange for such Rights, BCC will receive approximately 3.7 million shares of Medarex common stock plus warrants to purchase approximately 455,000 shares, exercisable at $10 per share over a seven year term, representing 15.8% of the Company's outstanding shares.

BCC had offered to purchase for cash any or all of the $44,412,500 aggregate face value (subject to a $22,206,750 or 50% minimum) of the rights of the former shareholders of GenPharm and approximately 56.6% of such Rights were tendered to BCC. The Offer and any withdrawal rights expired at 12:00 Midnight, New York City time, on Friday, July 24, 1998. Medarex and BCC expect to announce the final results of the Offer on or before August 3, 1998. BCC anticipates that payment for the Rights will be made on or about August 4, 1998.

Medarex is a biopharmaceutical company developing antibody-based therapeutics. Medarex employs several core technologies including Bispecific antibodies, which enhance and direct the body's own immune system to fight disease; the HuMAb-Mouse antibody development system for the creation of high affinity human antibodies; and immunotoxin technology. Medarex has six products in clinical development including MDX-RA for the prevention of secondary cataracts, the
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anti-cancer Bispecifics MDX-210, MDX-447 and MDX-220, MDX-33 for autoimmune disease and MDX-22 for acute myeloid leukemia.

Bay City Capital LLC is a merchant bank and management advisory firm which invests in life sciences companies. The principals of Bay City Capital LLC include Fred Craves, Ph.D.; John Diekman, Ph.D.; and Roger Salquist, former CEOs and current chairmen or directors of several life science companies. Bay City Capital LLC's partners include business interests of the Pritzker family of Chicago.

Certain statements in this press release consist of forward looking statements that involve risks and uncertainties including, but not limited to, uncertainties regarding the receipt of future payments, the continuation of business partnerships and the development of new business opportunities. Actual results, events or performance may differ materially.